Exhibit 99.1

Cingulate Receives $3 Million Grant from Private Foundation to Accelerate Development of Anxiety Asset CTx-2103 (buspirone)

CTx-2103 has the Potential to be the First, Once-Daily Formulation of Buspirone, one of the Most Widely Prescribed Agents in the $5.5 Billion U.S. Anxiety Market, and the $11.6 Billion Anxiety Market Worldwide

Non-Dilutive Funding Expands Pipeline and Further Validates Cingulate’s Proprietary Precision Timed Release™ Drug Delivery Technology

CTx-2103 has the Potential to Reduce Use of Benzodiazepine’s and Associated Withdrawal and Dependency Issues

KANSAS CITY, Kan., April 9, 2025 — Cingulate Inc. (NASDAQ: CING), a biopharmaceutical company utilizing its proprietary Precision Timed Release™ (PTR™) drug delivery platform technology to build and advance a pipeline of next-generation pharmaceutical products, announced today that it has received a $3 million grant to accelerate the development of CTx-2103 (buspirone) for the treatment of anxiety. CTx-2103 has the potential to be the first, once-daily formulation of buspirone, one of the most widely prescribed agents in the $5.5 billion U.S. anxiety market ($11.6 billion global).

The grant will be made in three tranches of $1 million each, the first tranche to be paid on May 1st , and the two subsequent tranches payable based on specified product development milestones. The foundation will receive a future royalty contingent on the commercialization of CTx-2103, beginning six months after the after the first commercial sale of CTx-2103, payable at $500,000 per quarter, with a maximum cumulative royalty of $3.5 million.

“This grant was made by a private foundation whose foremost interest is combating the global rise of critical health issues such as anxiety in a consequential way. We thank the foundation for this funding for the development of CTx-2103, which advances Cingulate’s pipeline and illustrates the applicability of our PTR™ platform. Today, we are one step closer to providing the first, once-daily medicine for the millions of patients worldwide who suffer from anxiety-related disorders, the most common mental health issue in America and around the world,” said Cingulate Chairman and CEO Shane J. Schaffer.

According to the National Institutes of Mental Health (NIMH), anxiety disorders are the most common mental health concern in the U.S. An estimated 31 percent of U.S. adults experience an anxiety disorder at some time in their lives. People may live with anxiety for years before they are diagnosed or treated. 1

About CTx-2103

CTx-2103 is a novel, multi-release tablet of buspirone that incorporates Cingulate’s proprietary PTR™ drug delivery platform. CTx-2103 is being studied for the treatment of anxiety and/or anxiety-related disorders. Buspirone, an azapirone derivative and a 5-HT1A partial agonist, was the first non-benzodiazepine anxiolytic introduced for the treatment of generalized anxiety disorder. Buspirone may exhibit a decreased side-effect profile compared to other anxiolytic treatments. Unlike benzodiazepines and barbiturates, there is no associated risk of physical dependence or withdrawal with buspirone use due to the lack of effects on gamma-aminobutyric acid receptors.

About Anxiety

Anxiety disorders are the most common mental health concern in the U.S.1 Anxiety is the feeling of fear that occurs when faced with threatening or stressful situations or can be endogenous and not have an identified stressor. It can be a normal response when confronted with danger, but, if severe and chronic and affects functioning, it could be regarded as an anxiety disorder. An estimated 31 percent of U.S. adults experience an anxiety disorder at some time in their lives. People may live with anxiety for years before they are diagnosed or treated. The global COVID-19 crisis has exacerbated the diagnosis and treatment of anxiety and anxiety related disorders and as a result is a priority within the class of unmet medical needs in mental health.1

About Precision Timed Release™ (PTR™) Platform Technology

Cingulate is developing ADHD and anxiety disorder product candidates capable of achieving true once-daily dosing using Cingulate’s innovative PTR drug delivery platform technology. It incorporates a proprietary Erosion Barrier Layer (EBL) providing control of drug release at precise, pre-defined times with no release of drug prior to the intended release. The EBL technology is enrobed around a drug-containing core to give a tablet-in-tablet dose form. It is designed to erode at a controlled rate until eventually the drug is released from the core tablet. The EBL formulation, Oralogik™, is licensed from BDD Pharma. Cingulate intends to utilize its PTR technology to expand and augment its clinical-stage pipeline by identifying and developing additional product candidates in other therapeutic areas in addition to Anxiety and ADHD where one or more active pharmaceutical ingredients need to be delivered several times a day at specific, predefined time intervals and released in a manner that would offer significant improvement over existing therapies. To see Cingulate’s PTR Platform, click here.

About Cingulate Inc.

Cingulate Inc. (NASDAQ: CING), is a biopharmaceutical company utilizing its proprietary PTR drug delivery platform technology to build and advance a pipeline of next-generation pharmaceutical products, designed to improve the lives of patients suffering from frequently diagnosed conditions characterized by burdensome daily dosing regimens and suboptimal treatment outcomes. With an initial focus on the treatment of ADHD, Cingulate is identifying and evaluating additional therapeutic areas where PTR technology may be employed to develop future product candidates, including to treat anxiety disorders. Cingulate is headquartered in Kansas City. For more information, visit Cingulate.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include all statements, other than statements of historical fact, regarding our current views and assumptions with respect to future events regarding our business, including statements with respect to our plans, assumptions, expectations, beliefs and objectives with respect to product development, clinical studies, clinical and regulatory timelines, market opportunity, competitive position, business strategies, potential growth opportunities and other statements that are predictive in nature. These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “continue,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors disclosed in our filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on March 27, 2025, and our other filings with the SEC. All forward-looking statements speak only as of the date on which they are made, and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Investor & Public Relations:

Thomas Dalton

Vice President, Investor & Public Relations, Cingulate

tdalton@cingulate.com

(913) 942-2301

Matt Kreps

Darrow Associates

mkreps@darrowir.com
(214) 597-8200